Exhibit 99.1

RLI declares regular & Special dividends

PEORIA, ILLINOIS, November 13, 2025 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $2.00 per share of common stock, which is expected to total approximately $184 million, and a regular quarterly cash dividend of $0.16 per share. Both dividends are payable on December 19, 2025, to shareholders of record as of November 28, 2025.

“RLI’s return of $184 million in dividends reflects the strength of our balance sheet and our ongoing commitment to delivering long-term shareholder value,” said RLI Corp. President & CEO Craig W. Kliethermes. “Including today’s announced dividends, we have returned more than $1.6 billion to shareholders over the past decade. This is a testament to our disciplined execution, prudent capital management and confidence in our strategic direction.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 50 consecutive years and delivered underwriting profits for 29 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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